Exhibit 15.2

DSR/jbi/LO108/2011/KK1670/KK1671/1688	15th April, 2011

PetroChina Company Limited
9 Dongzhimen North Street, Dongcheng District
Beijing 100007
China

Dear Gentlemen,

THIRD PARTY REPORT
RESERVES ESTIMATION AND VALUATION OF SELECTED PETROLEUM ASSETS
(ALGERIA, CHAD AND KAZAKHSTAN — PKKR & KOLZHAN)
AS OF 31st DECEMBER, 2010

INTRODUCTION

Gaffney, Cline & Associates (“GCA”) was requested by China National Oil and Gas Exploration and Development Corporation International Holding Ltd. (“CNODCI”), to conduct reserves estimation and valuation (as of 31st December, 2010) of selected petroleum assets in Algeria, Chad, and Venezuela, in which CNODCI has current interests. The SEC Executive and SEC Technical Reports were submitted to CNODCI in January and February, 2011, respectively.

At about the same time with the above project preparation, GCA was requested by PetroKazakhstan Inc (“PKI”) to conduct reserves estimation and evaluation (as of 31st December, 2010) of selected petroleum assets in Kazakhstan, in which PKI has current interests. The Kazakhstan assets cover five subsidiaries involved in oil and gas exploration and production under PKI — JSC PetroKazakhstan Kumkol Resources (PKKR), JSC Turgai Petroleum (TP), JSC Kazgermunai (KGM), PetroKazakhstan Ventures Inc. (PKVI) and Kolzhan LLP (Kolzhan).

Related to the Kazakhstan Project, PKI requested GCA to prepare a third party report for CNODCI. The third party report is required since PKI is an integrated oil and gas company owned by CNODCI and JSC KazMunaiGas Exploration Production (KMG EP). CNODCI holds 67% Wl and KMG EP 33% Wl in PKI; therefore, indirectly CNODCI holds interest in the assets owned by PKI. The Third Party Reports on Kazakhstan assets (SEC Executive and SEC Technical) were submitted to PKI and CNODCI in January and February, 2011, respectively.

Recently, CNODCI requested GCA to prepare a Third Party Report intended to be submitted to PetroChina Company Limited (PetroChina). This report is to summarize the results of reserves estimation and valuation as of 31st December, 2010 as mentioned above of only selected petroleum assets. The selected petroleum assets determined by CNODCI are in Algeria, Chad and Kazakhstan (PKKR & Kolzhan).

UNITED KINGDOM	UNITED STATES	SINGAPORE	AUSTRALIA	ARGENTINA	BRAZIL	KAZAKHSTAN	RUSSIA

METHODOLOGY

In carrying out the review, GCA relied upon information and data provided either through CNODCI or PKI (for PKKR & Kolzhan assets), which comprised: basic engineering data; geoscience information and engineering interpretations associated with such data; other technical reports; costs and commercial data; and development plans. The available data and interpretations were reviewed for reasonableness and the latter adjusted where appropriate.

The results presented in this report are based upon information and data made available to GCA on or before 3rd January, 2011. The Reserve Estimates, forward production estimates and Net Present Value (“NPV”) computations as presented herein are based upon these data and represent GCA’s opinion as of 31st December, 2010.

It is GCA’s considered opinion that the estimates of oil and gas reserve volumes as of 31st December, 2010, presented in this document are, in aggregate, reasonable and were prepared in accordance with the Final Rule of Modernization of Oil and Gas Reporting (17 CFR Parts 210, 211, 229 and 249) published by the US Securities and Exchange Commission (SEC) on 14th January, 2010 on Federal Register/ Vol. 74, No. 9 (see web version: http://www.sec.gov/rules/final/2010/33-8995fr.pdf). The definitions are applicable to the Proved reserve categories and sub-classifications.

Economic models were constructed based on terms of the applicable petroleum contracts as provided by CNODCI or PKI, in order to calculate CNODCI’s net revenue interest Proved reserves. As of 31st December, 2010, all Proved SEC reserves were allocated up to the end of the license contract period only.

As per SEC guidelines, the oil prices which were used in the evaluation are the un-weighted 12-month arithmetic averages of the first-day-of-the month price for each month within the 12-month period (January to December, 2010) prior to the end of reporting period, unless prescribed by contract. Those prices were not escalated throughout the evaluation period except where alternate prices are prescribed by contract. The report also summarises the sensitivity results in which oil prices were escalated throughout the evaluation period except as prescribed by contract. The historical 12-month oil prices were supplied by CNODCI.

Future capital costs were derived from development program forecasts prepared by CNODCI for each production unit and corresponding recent historical unit cost data. The recent historical cost data for each relevant production unit were utilized to determine current operating cost conditions. These costs were not escalated and throughout the evaluation period in the Base Case; however the future capital and Operating Costs were escalated in the sensitivity analysis.

CNODCI’s net reserve volumes are derived by converting calculated net revenues accruing to CNODCI under the terms of the relevant petroleum contract into equivalent barrels of oil utilising the average 2010 oil pricing explained above. The CNODCI net revenue interest volumes reported in this document represent those amounts that are determined to be attributable to CNODCI’s net economic interest after the deduction of amounts attributable to third parties (government and other working interest partners).

Net Present Value (“NPV”) computations were also undertaken and derived using cost and production profiles input to the various economic models established for the different petroleum contracts. These NPVs represent future net revenue, after taxes, attributable to the interests of CNODCI, discounted over the economic life of the project at a specified discount rate to a present value as of 31st December, 2010. NPV results are also presented for the sensitivity analysis using the escalated oil and gas prices and Capital and Operating Costs. Unless otherwise stated, no opening tax positions were considered.

A glossary of abbreviations and key industry standard terms, some or all of which may be used in this report, is attached as Appendix I.

1.	RESULTS SUMMARY

1.1	Net Reserves

The following tables present the net entitlement Proved Developed, Proved Undeveloped and Total Proved oil reserves attributable to CNODCI’s working interests (Wl) estimated in accordance with SEC guidelines.

As required under SEC guidelines, these estimates were prepared under the prevailing fiscal terms and exclude any government share. The economic cut offs were applied using costs and prices which are not escalated throughout the period of calculation, except where alternate prices are prescribed by contract. The oil prices used for these computations were the un-weighted 12-month arithmetic average of the first-day-of-the month price for each month within the 12-month period (January to December, 2010).

NET ENTITLEMENT PROVED OIL RESERVES
AS OF 31st DECEMBER, 2010

	Proved	Proved	Total
Country	Developed	Undeveloped	Proved
	(Mstb)	(Mstb)	(Mstb)

ALGERIA	4,793	7,245	12,038
CHAD	—	28,675	28,675
KAZAKHSTAN
PKKR	90,651	5,115	95,766
Kolzhan	4,961	2,922	7,883

Subtotal Kazakhstan	95,612	8,038	103,650

TOTAL CNODCI	100,405	43,958	144,363

Note: Totals may not add exactly due to rounding errors.

1.2	Gross Volumes

Gross production volumes are presented for reference information only. They represent a 100% working interest in commercially recoverable volumes, i.e. after economic cutoffs have been applied. Gross volumes include volumes attributable to third parties, government and other working interest partners. Some of the gross volumes may include agreed contract baseline production and thus contain volumes which are not attributable to CNODCI.

GROSS PROVED OIL RESERVES
AS OF 31st DECEMBER, 2010

	Proved	Proved	Total
Country	Developed	Undeveloped	Proved
	(Mstb)	(Mstb)	(Mstb)

ALGERIA	9,789	14,795	24,584
CHAD	—	32,772	32,772
KAZAKHSTAN
PKKR	135,300	7,635	142,934
Kolzhan	7,446	4,362	11,808

Subtotal Kazakhstan	142,745	11,997	154,742

TOTAL CNODCI	152,534	59,563	212,098

Note: Totals may not add exactly due to rounding errors.

1.3	Net Present Values

The NPVs as of 31st December, 2010 of estimated cash flows discounted at 10%, after taxes, attributable to CNODCI’s working interest in the projects identified above (excluding any balance sheet adjustments or financing costs), are summarised below.

NET PRESENT VALUES ATTRIBUTABLE TO CNODCI
AS OF 31st DECEMBER, 2010
DISCOUNT RATE 10%

	Proved	Proved	Total
Country	Developed	Undeveloped	Proved
	(U.S.$ MM)	(U.S.$ MM)	(U.S.$ MM)

ALGERIA	54	57	III
CHAD	—	289	289
Kazakhstan
PKKR	1,122	55	1,177
Kolzhan	70	23	93
Subtotal Kazakhstan	1,192	79	1,270

TOTAL CNODCI	1,246	425	1,670

Notes:

1.	No opening tax positions or un-recovered balances are available.

2.	Totals may not add exactly due to rounding errors.

The NPVs were calculated on the basis of SEC guidelines under which the economic cut-offs were applied using un-escalated costs and prices. The crude oil prices used for these computations were the un-weighted 12-month arithmetic average of the first-day-of-the month price for each month within the 12-month period (January to December, 2010) except in instances where alternate prices are prescribed by contract.

The reported NPVs were derived using cost and production profiles input to the various economic models established for the different petroleum contracts and in accordance with the economic assumptions described and discussed in the “Economic Evaluation” sub-sections for each country. The economic models are based on GCA’s understanding of each contract, as advised by CNODCI.

1.4	Sensitivity Analysis

Sensitivity analysis has been carried out on the oil prices. In the sensitivity analysis, oil prices were escalated throughout the evaluation period except prescribed by contract. In addition to the escalated oil prices, CAPEX and OPEX were escalated. The sensitivity results are summarised on the following.

NET PRESENT VALUES ATTRIBUTABLE TO CNODCI
SENSITIVITY RESULTS
AS OF 31st DECEMBER, 2010
DISCOUNT RATE 10%

	Proved	Proved	Total
Country	Developed	Undeveloped	Proved
	(U.S.$ MM)	(U.S.$ MM)	(U.S.$ MM)

ALGERIA	55	62	117
CHAD	—	463	463
KAZAKHSTAN
PKKR	1,617	83	1,700
Kolzhan	97	40	137

Subtotal Kazakhstan	1,714	123	1,837

TOTAL CNODCI	1,769	648	2,417

Notes:

1.	No opening tax positions or un-recovered balances are available.

2.	Totals may not add exactly due to rounding errors.

2.	BASIS OF OPINION

This report has been compiled under the supervision of Mr. David S. Ahye. Mr. Ahye is GCA’s Regional Director for the Asia Pacific region, based in Singapore. He has over 30 years’ experience in the petroleum industry and has managed numerous reserves certification audits. Mr. Ahye holds a Bachelor’s Degree (Honours) in Chemical Engineering.

This assessment was conducted within the context of GCA’s understanding of the effects of petroleum legislation, taxation and other regulations that currently pertain to the various properties. However, GCA is not in a position to attest to the property title, financial interest relationships or encumbrances thereon for any part of the properties reviewed.

It should be understood that any evaluation, particularly one involving future petroleum developments, may be subject to significant variations over short periods of time, as new information becomes available and perceptions change.

GCA acted as independent reserve auditors. The management and employees of GCA have no direct or indirect interest holding in either CNODCI or its affiliated companies. GCA’s remuneration was not in any way contingent upon reported reserve estimates. No representations are made herein in respect of property title or encumbrances thereon. The economic analyses presented have been utilized solely for the calculation of net reserves and do not represent assessments of market value. This report has been prepared for CNODCI and should not be used for purposes other than those for which it is intended.

Yours faithfully,
GAFFNEY, CLINE & ASSOCIATES (CONSULTANTS) PTE LTD

David S. Ahye
Regional Director, Asia Pacific

GCA	APPENDIX I

APPENDIX I
GLOSSARY

List of Standard Oil Industry Terms and Abbreviations

ABEX	Abandonment Expenditure	EOR	Enhanced Oil Recovery
ACQ	Annual Contract Quantity	EUR	Estimated Ultimate Recovery
°API	Degrees API (American	FDP	Field Development Plan
	Petroleum Institute)	FEED	Front End Engineering and Design
AAPG	American Association of	FPSO	Floating Production, Storage and
	Petroleum Geologists		Offloading
AVO	Amplitude versus Offset	FSO	Floating Storage and Offloading
A$	Australian Dollars	ft	Foot/feet
B	Billion (I09)	Fx	Foreign Exchange Rate
Bbl	Barrels	g	gram
/Bbl	per barrel	g/cc	grams per cubic centimetre
Bbbl	Billion Barrels	gal	gallon
BHA	Bottom Hole Assembly	gal/d	gallons per day
BHC	Bottom Hole Compensated	G&A	General and Administrative costs
Bscf or Bcf	Billion standard cubic feet	GBP	Pounds Sterling
Bscf/d or Bcf/d	Billion standard cubic feet per day	GDT	Gas Down to
Bm3	Billion cubic metres	GIIP	Gas initially in place
bcpd	Barrels of condensate per day	Gj	Gigajoules (one billion Joules)
BHP	Bottom Hole Pressure	GOR	Gas Oil Ratio
blpd	Barrels of liquid per day	GTL	Gas to Liquids
bpd	Barrels per day	GWC	Gas water contact
boe	Barrels of oil equivalent @xxx mcf/bbl	HDT	Hydrocarbons Down to
boepd	Barrels of oil equivalent per day@	HSE	Health, Safety and Environment
	xxx mcf/bbl	HSFO	High Sulphur Fuel Oil
BOP	Blow Out Preventer	HUT	Hydrocarbons up to
bopd	Barrels oil per day	H2S	Hydrogen Sulphide
bwpd	Barrels of water per day	IOR	Improved Oil Recovery
BS&W	Bottom sediment and water	IPP	Independent Power Producer
BTU	British Thermal Units	IRR	Internal Rate of Return
bwpd	Barrels water per day	J	Joule (Metric measurement of
CBM	Coal Bed Methane		energy. 1 kilojoule = 0.9478 BTU)
CO2	Carbon Dioxide	k	Permeability
CAPEX	Capital Expenditure	KB	Kelly Bushing
CCGT	Combined Cycle Gas Turbine	KJ	Kilojoules (one Thousand Joules)
cm	centimetres	kl	Kilolitres
CMM	Coal Mine Methane	km	Kilometres
CNG	Compressed Natural Gas	km2	Square kilometres
Cp	Centipoise (a measure of viscosity)	kPa	Thousands of Pascals
CSG	Coal Seam Gas		measurement of pressure)
CT	Corporation Tax	KW	Kilowatt
Cum	Cumulative	KWh	Kilowatt hour
DCQ	Daily Contract Quantity	LKG	Lowest Known Gas
Deg C	Degrees Celsius	LKH	Lowest Known Hydrocarbons

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Deg F	Degrees Fahrenheit	LKO	Lowest Known Oil
DHI	Direct Hydrocarbon Indicator	LNG	Liquefied Natural Gas
DST	Drill Stem Test	LoF	Life of Field
DWT	Dead-weight ton	LPG	Liquefied Petroleum Gas
E&A	Exploration & Appraisal	LTI	Lost Time Injury
E&P	Exploration and Production	LWD	Logging while drilling
EBIT	Earnings before Interest and Tax	m	Metres
EBITDA	Earnings before interest, tax,	M	Thousand
	depreciation and amortisation	m3	Cubic metres
EI	Entitlement Interest	Mcf or Mscf	Thousand standard cubic feet
EIA	Environmental Impact Assessment	MCM	Management Committee Meeting
EMV	Expected Monetary Value	cf or scf	Standard Cubic Feet
MMc for MMscf	Million standard cubic feet	cf/d or scf/d	Standard Cubic Feet per day
m3d	Cubic metres per day	scf/ton	Standard cubic foot per ton
MDT	Modular Dynamic Tester	SL	Straight line (for depreciation)
mD	Measure of Permeability in	So	Oil Saturation
	millidarcies	SPE	Society of Petroleum Engineers
MD	Measured Depth	SPEE	Society of Petroleum Evaluation
Mean	Arithmetic average of a set of		Engineers
	numbers	ss	Subsea
Median	Middle value in a set of values	stb	Stock tank barrel
MFT	Multi Formation Tester	STOIIP	Stock tank oil initially in place
mg/l	milligrames per litre	Sw	Water Saturation
MJ	Megajoules (One Million Joules)	T	Tonnes
Mm3	Thousand Cubic metres	TD	Total Depth
Mm3d	Thousand Cubic metres per day	Te	Tonnes equivalent
MM	Million	THP	Tubing Head Pressure
MMbbl	Millions of barrels	TJ	Terajoules (IOl2Joules)
MMBTU	Millions of British Thermal Units	Tscf or Tcf	Trillion standard cubic feet
Mode	Value that exists most frequently in	TCM	Technical Committee Meeting
	a set of values = most likely	TOC	Total Organic Carbon
Mscf/d	Thousand standard cubic feet per day	TOP	Take or Pay
MMscf/d	Million standard cubic feet per day	Tpd	Tonnes per day
MW	Megawatt	TVD	True Vertical Depth
MWD	Measuring While Drilling	TVDss	True Vertical Depth Subsea
MWh	Megawatt hour	USGS	United States Geological Survey
mya	Million years ago	U.S.$	United States Dollar
NGL	Natural Gas Liquids	VSP	Vertical Seismic Profiling
N2	Nitrogen	WC	Water Cut
NPV	Net Present Value	Wl	Working Interest
OBM	Oil Based Mud	WPC	World Petroleum Council
OCM	Operating Committee Meeting	WTI	West Texas Intermediate
ODT	Oil down to	wt%	Weight percent
OPEX	Operating Expenditure	IH05	First half (6 months) of 2005 (example of date)

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OWC	Oil Water Contact
p.a.	Per annum	2Q06	Second quarter (3 months) of 2006
Pa	Pascals (metric measurement of		(example of date)
	pressure)	2D	Two dimensional
P&A	Plugged and Abandoned	3D	Three dimensional
PD	Proved Developed	4D	Four dimensional
PDP	Proved Developed Producing	IP	Proved Reserves
PDNP	Proved Developed Non-producing	2P	Proved plus Probable Reserves
PI	Productivity Index	3P	Proved plus Probable plus Possible
PJ	Petajoules(l0[15] Joules)		Reserves
PSDM	Post Stack Depth Migration	%	Percentage
psi	Pounds per square inch
psia	Pounds per square inch absolute
psig	Pounds per square inch gauge
PUD	Proved Undeveloped
PVT	Pressure volume temperature
PIO	10% Probability
P50	50% Probability
P90	90% Probability
RF	Recovery factor
RFT	Repeat Formation Tester
RT	Rotary Table
Rw	Resistivity of water
SCAL	Special core analysis

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